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                                  EXHIBIT 99.1


NEWS RELEASE
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     MUTUAL RISK MANAGEMENT ANNOUNCES ADDITION TO RESERVES. COMPANY TO FILE
                          SHELF REGISTRATION STATEMENT



CONTACT:
Robert Mulderig, Chairman & CEO
Andrew Cook, Senior Vice President & CFO
Fran Tucker, Investor Relations
(800) 772-0849   or  (441) 295-5688


Hamilton, Bermuda, December 19th, 2001. Mutual Risk Management Ltd. (NYSE:MM) today announced that it currently expects to report an after tax net loss of $6.3 million to $8.4 million, or 15 to 20 cents per diluted share, for the fourth quarter of 2001. The loss results from the decision by the Company's US insurance subsidiaries, the Legion Companies, to add up to $30 million, on an after tax basis, to their net loss reserves in the fourth quarter. The addition to loss reserves is the result of a recent, preliminary review by consulting actuaries in conjunction with Legion's new Chief Underwriting Officer and is primarily related to the risk that certain program losses from prior underwriting years will ultimately exceed the limits of the reinsurance coverage purchased on those programs. Earnings for the quarter will include an after tax gain of $12.9 million realized in connection with the previously announced sale of the Company's interest in Tremont Advisers Inc.

         Mutual Risk also announced that A.M. Best Company had advised it that the A- (Excellent) financial strength rating of the Legion Companies is being placed under review with negative implications. The Company intends to promptly file a shelf registration statement with the Securities and Exchange Commission. Mutual Risk will seek to raise additional capital to allow it to take advantage of the increased business opportunities presented by the current hard market for commercial insurance and to retain the Legion Companies current rating from A.M. Best Company. These opportunities are available in both the Company's Corporate Risk Management and Specialty Insurance businesses.


Mutual Risk Management Ltd. provides risk management services to clients in the United States, Canada and Europe seeking alternatives to traditional commercial insurance for certain of their risk exposures, as well as financial services to offshore mutual funds and other companies. Mutual Risk Management Ltd. (MM) Common Shares are listed on the New York and Bermuda stock exchanges.

This press release contains forward-looking statements which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about MRM's beliefs, plans or expectations, are forward-looking statements. These statements are based on
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current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the timely and full recoverability of reinsurance placed by Mutual Risk with third parties; (b) adverse developments in the world's insurance, reinsurance and financial markets and the Company's ability to raise additional capital; and (c) the other factors set forth in Mutual Risk's most recent report on Form 10-K and Mutual Risk's other documents on file with the Securities and Exchange Commission. Mutual Risk undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release is not an offer to sell securities. Any offering of securities will be made only by means of a prospectus.